Exhibit 99.1

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive San Diego, CA 92121 USA	Tel (858) 552 2200 Fax (858) 552 2212 www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS FIRST QUARTER FINANCIAL RESULTS

Net product sales increase to $162 million

San Diego, CA – April 16, 2007 – Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the quarter ended March 31, 2007.  The Company reported total revenue of $172.0 million for the first quarter, including net product sales of $162.0 million.  Net loss for the quarter ended March 31, 2007 was $49.4 million, or $0.38 per share.  At March 31, 2007, the Company held cash, cash equivalents and short-term investments of approximately $634.5 million.

“This has been a quarter of strong execution in all aspects of our business,” said Daniel M. Bradbury, President and Chief Executive Officer of Amylin Pharmaceuticals.  “BYETTA and SYMLIN, our two first-in-class medicines for diabetes, continue to grow in an expanding market.  Exenatide LAR and our other pipeline programs are on track, positioning us well for future sustainable growth.”

Net product sales of $162.0 million for the first quarter include $146.5 million for BYETTA® (exenatide) injection and $15.5 million for SYMLIN® (pramlintide acetate) injection.  This compares to net product sales of $75.9 million, consisting of $68.3 million for BYETTA and $7.6 million for SYMLIN for the same period in 2006. Cost of goods sold was $15.2 million for the quarter ended March 31, 2007, compared to $9.7 million for the same period in 2006.

Revenues under collaborative agreements were $10.0 million for the quarter ended March 31, 2007, compared to $6.5 million for the same period in 2006 and consists primarily of cost-sharing payments from Eli Lilly and Company to equalize development expenses for exenatide LAR and BYETTA.

Selling, general and administrative expenses increased to $87.8 million for the quarter ended March 31, 2007, compared to $59.9 million for the same period in 2006.  The increase primarily reflects expenses associated with the recent expansion of the Company’s sales force, increased promotional expenses for BYETTA and SYMLIN and increased business infrastructure to support the Company’s growth.

Research and development expenses increased to $59.6 million for the quarter ended March 31, 2007, compared to $51.8 million for the same period in 2006.  The increase primarily reflects increased expenses for exenatide LAR and continued investment in the Company’s early stage obesity programs.

Collaborative profit sharing, which represents Lilly’s share of the gross margin for BYETTA, was $66.9 million for the quarter ended March 31, 2007, compared to $30.0 million for the same period in 2006.

Net loss for the quarter ended March 31, 2007 was $49.4 million, or $0.38 per share, compared to $67.9 million, or $0.61 per share, for the same period in 2006.

First quarter highlights

Highlights of Amylin’s first quarter activities include:

•            Completed transition of Daniel M. Bradbury to President and Chief Executive Officer.

•            Received U.S. Food and Drug Administration (FDA) approval for more convenient patient storage instructions for BYETTA® (exenatide) injection. BYETTA pens can now be kept at a room temperature not to exceed 77 degrees F (25 degrees C) after first use.

•            Completed enrollment in the ongoing long-term comparator study of once-weekly exenatide long-acting release (LAR) in patients with type 2 diabetes and remain on track for study results in the fourth quarter of 2007.

•            Completed enrollment in ongoing BYETTA monotherapy clinical study assessing BYETTA use as standalone therapy in type 2 diabetes, and remain on track for study results in the second half of 2007.

Conference Call

Amylin will webcast its Quarterly Update Conference Call today at 8:30 a.m. ET/5:30 a.m. PT.  The call will be webcast live through Amylin’s corporate website, www.amylin.com, and a recording will be made available following the close of the call.

Daniel M. Bradbury, Amylin’s President and Chief Executive Officer will lead the call.  During the call, the Company plans to provide supporting details underlying its first quarter financial results, and information regarding assumptions for the remainder of 2007 operations.  For those without access to the Internet, the live call may be accessed by phone by calling (866) 362-4832 (domestic) or (617) 597-5364 (international), passcode 71295475.  A replay of the call will also be available by phone for 24 hours beginning approximately one hour after the close of the call and can be accessed at (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 81236977.

About Amylin

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity.  Amylin is located in San Diego, California with over 1600 employees nationwide. Further information on Amylin Pharmaceuticals is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those discussed herein due to a number of risks and uncertainties, including risks that BYETTA or SYMLIN may be affected by competition, unexpected new data, technical issues, or manufacturing and supply issues; risks that our financial results may fluctuate significantly from period to period and may not meet market expectations; risks that our clinical trials will not be completed when planned or may not replicate previous results; risks that our preclinical studies may not be predictive; risks that the FDA may not approve the Company’s sNDAs or product candidates; risks that we may not be able to complete our manufacturing facility on a timely basis; and other risks inherent in the drug development and commercialization process.  Commercial and government reimbursement and pricing decisions and the pace of market acceptance may also affect the potential for BYETTA or SYMLIN.  These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-K.  Amylin disclaims any obligation to update these forward-looking statements.

(Financial information to follow)

AMYLIN PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except per share data)
(unaudited)

	Quarter Ended
	March 31,
	2007	2006
Revenues:
Net product sales	$162,003	$75,872
Revenues under collaborative agreements	9,975	6,474
Total revenues	171,978	82,346

Costs and expenses:
Cost of goods sold	15,210	9,744
Selling, general and administrative	87,787	59,863
Research and development	59,564	51,774
Collaborative profit sharing	66,947	29,970
Total costs and expenses	229,508	151,351
Operating loss	(57,530)	(69,005)
Interest income, net	8,116	1,104
Net loss	$(49,414)	$(67,901)

Net loss per share – basic and diluted	$(0.38)	$(0.61)

Shares used in computing net loss per share – basic and diluted	131,054	111,285

AMYLIN PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2007	2006
Assets
Cash, cash equivalents and short-term investments	$634,523	$767,331
Accounts receivable, net	83,672	58,089
Inventories	65,843	59,299
Other current assets	26,826	22,098
Property and equipment, net	215,363	146,779
Other assets	9,428	6,790
Total assets	$1,035,655	$1,060,386

Liabilities and stockholders’ equity
Current liabilities	$195,111	$203,887
Other liabilities, net of current portion	22,348	21,208
Convertible senior notes	200,000	200,000
Stockholders’ equity	618,196	635,291
Total liabilities and stockholders’ equity	$1,035,655	$1,060,386

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CONTACT:

Mark Foletta

Senior Vice President, Finance and Chief Financial Officer

Amylin Pharmaceuticals, Inc.

+1-858-552-2200

www.amylin.com